Exhibit 99.1

News Release Contacts:
Praxair, Inc.
Hope Dipierro, Media (203) 837-2573 - hope_dipierro@praxair.com Elizabeth Hirsch, Investors (203) 837-2354 - liz_hirsch@praxair.com	39 Old Ridgebury Road Danbury, CT 06810, U.S.A www.praxair.com

PRAXAIR ANNOUNCES PRICE INCREASES AND RELATED ACTIONS

DANBURY, Conn., March 29, 2006 — Praxair, Inc. (NYSE: PX) today announced it is notifying its industrial, medical and specialty gas customers in the U.S. and helium customers worldwide of the following price increases, effective immediately, except as otherwise permitted by the terms and conditions of customer contracts:

• 10% increase for bulk oxygen, nitrogen and carbon dioxide

• 15% increase for argon, hydrogen and helium

• 5% increase for cylinder rental fees

These actions are being implemented in response to strong demand as well as continued energy, logistics and other operational cost pressures for all products. For helium, the high cost of crude gas and refined liquid purchases are additional factors.

Praxair is also advising customers in the U.S. of modified or additional regional charges for recovery of premium energy costs. Electricity and/or natural gas are the largest cost factors in the production of industrial gases.

“Throughout last year’s disruptions due to hurricanes and interruptions in feed sources, Praxair maintained the highest level of reliability in the industry and provided our customers with the products they needed. We are committed to maintaining this high level of performance in an environment of strong demand and increased costs.” said Jim Fuchs, president of Praxair’s North American Industrial Gases business.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2005 sales of $7.7 billion. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

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